SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K




                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): November 13, 1997




                     HEALTH AND RETIREMENT PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)




     Maryland                      1-9317                  04-6558834
   (State or other              (Commission              (IRS Employer
   jurisdiction of )             File Number)            Identification No.)
   incorporation)



 400 Centre Street, Newton, MA                                  02158
 (Address of principal executive offices)                    (Zip Code)



        Registrant's telephone number, including area code: 617-332-3990





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Item 2. Acquisition or Disposition of Assets

         On November 13, 1997, Health and Retirement Properties Trust and Subsidiaries (the "Company") purchased an office building with approximately 608,161 square foot located at One Franklin Plaza, in Philadelphia, Pennsylvania from Franklin Office Associates for $75.5 million plus closing costs in a negotiated arms-length transaction. The building has been and will continue to be rented as commercial office space. The building is approximately 100% occupied with 98% leased to the corporate headquarters of SmithKline Beecham Corporation, a wholly-owned subsidiary of SmithKline Beecham PLC.

         Property agent and management services, for this property are currently provided by an unaffiliated third party. The management contract is cancelable upon 30 days written notice. Management fees are based on a percentage of revenue derived from this property. The Company plans to retain the current property manager under a transitional period. Subsequent to the transitional period, the property will be managed by M&P Partners Limited Partnership ("M&P"), which provides property agent and management services for certain of the Company's multi-tenant buildings. M&P is owned by its general partner, HRPT Advisors, Inc., the Company's advisor, and Messrs. Gerard M. Martin and Barry M. Portnoy, who are managing trustees of the Company. Management fees paid to M&P are based on a percentage of revenue derived from the multi-tenant buildings under its management.

         The consideration for the acquisition was funded initially by drawing under the Company's existing revolving line of credit with Dresdner Kleinwort Benson North America LLC, as agent, and Fleet National Bank, as administrative agent, and available cash.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

aFinancial Statements Under Rule 3-14 of Regulation S-X

The audited statement of gross income and certain expenses of the property described in Item 2 of this Report is not filed herein but will be filed as an amendment to this Form 8-K within 60 days of the date hereof.

(c)      Exhibits

2.1 Purchase and Sale Agreement dated October 23,1997 by and between Franklin Office Associates, as seller and the Company, as purchaser.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 HEALTH AND RETIREMENT PROPERTIES TRUST



                                 By:      /s/ Ajay Saini
                                          Ajay Saini, Treasurer and
                                             Chief Financial Officer

Date:    November 26, 1997